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                                   EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-40136, 33-64217, and 33-60563 (as amended) on Form S-3, Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-63554, 33-65383,
333-34147, and 333-50388 on Form S-8, and Registration Statement No. 33-52573 on Form S-1 of USG Corporation and subsidiaries (the "Corporation") of our reports dated February 13, 2006, relating to the consolidated financial statements and financial statement schedules of the Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (i) matters which raise substantial doubt about the Corporation's ability to continue as a going concern; and (ii) a change in the method of accounting for asset retirement obligations due to the Corporation's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" in 2003 and Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirements" in 2005) and management's report on the effectiveness of internal control over financial reporting included in this Form 10-K for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 13, 2006